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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 15

         Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number: 0-25599
                                               -------------------

                               ONEMAIN.COM, INC.
                              -------------------
             (Exact name of registrant as specified in its charter)

          1860 Michael Faraday Drive, Suite 200 Reston, Virginia 20190
                                 (703) 375-3000
                                 --------------

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $.001 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)     [X]                 Rule 12h-3 (b) (1) (ii)    [ ]

Rule 12g-4 (a) (1) (ii)    [ ]                 Rule 12h-3 (b) (2) (i)     [ ]

Rule 12g-4 (a) (2) (i)     [ ]                 Rule 12h-3 (b) (2) (ii)    [ ]

Rule 12g-4 (a) (2) (ii)    [ ]                 Rule 15d-6                 [ ]

Rule 12h-3 (b) (1) (i)     [X]

          Approximate number of holders of record as of the certification or
notice date:   NONE
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
OneMain.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        ONEMAIN.COM, INC.

Date: September 12, 2000                By:  /s/ Kevin S. Lapidus
                                             -----------------------------------
                                        Kevin S. Lapidus, Senior Vice
                                        President, General Counsel and Secretary